Exhibit 99.1

Schlumberger Announces Second Quarter 2003 Results

NEW YORK, July 22, 2003 – Schlumberger Limited (NYSE:SLB) reported today second quarter 2003 operating revenue of $3.52 billion and income from continuing operations of $142 million, which includes a charge of $81 million related to the extinguishment of certain Euro denominated debt.

Income from continuing operations (including the charge of $0.14 per share) was $0.24 per share. Excluding the charge, income from continuing operations was $0.38 per share, compared to $0.33 per share last year.

Oilfield Services revenue of $2.13 billion increased 8% versus the first quarter of 2003, and increased 9% compared to the second quarter of last year. Pretax operating income was $382 million, increases of 21% sequentially and 10% year-on-year.

WesternGeco revenue of $306 million was flat versus the first quarter of 2003, and decreased 15% compared to the second quarter of last year. Pretax operating results were a loss of $16 million compared to breakeven in the first quarter of 2003 and income of $18 million in the second quarter of last year.

SchlumbergerSema revenue of $840 million increased 6% sequentially and 16% year-on-year. Pretax operating income was $24 million, an increase of 65% sequentially and $21 million year-on-year.

Discontinued operations recorded a loss of $30 million ($0.05 per share) in the quarter.

Net income was $112 million ($0.19 per share).

Schlumberger Chairman and CEO Andrew Gould commented, “The second quarter results for Oilfield Services showed strong activity trends in the North American land gas market, a return to more normal activity levels in Venezuela and high growth in Mexico. Good performance in the North Sea and West Africa was helped by strong technology penetration in the completion and directional drilling markets. Overall, operating results were accompanied by a continuing overhead reduction that led to very satisfactory sequential pretax income growth.

In spite of the profitability of the Land and Marine product lines, WesternGeco showed a pretax loss due to lower sales of multiclient data. Considerable progress was made with the introduction of Q*- Marine technology that continues to show remarkable examples of reservoir quality data for which our customers are recognizing the benefits and are prepared to pay premium pricing.

SchlumbergerSema had a solid quarter helped by continued cost cutting in what remains a lackluster market for IT services in Europe. Good progress was made in booking orders in line with our objective of achieving double-digit growth in Energy IT services.

Improved capital discipline coupled with advances in the disposal of certain non-core assets meant that considerable strides were made towards our declared objective of net debt of $4 billion by the end of 2003.

Looking forward, gas drilling in North America is expected to remain strong for the rest of the year, and may continue next year as the rapid decline rates of new wells reduce production capacity. Recent high re-injection rates into storage suggest short-term demand could be falling as a result of the current high gas prices. In international markets, the continued absence of a large excess production capacity should sustain activity at current levels for the remainder of the year.”

Other highlights were:

•	Schlumberger raised $1.425 billion through an offering of its senior convertible debentures due June 1, 2023.

•	Between June 12 and July 22, 2003, certain subsidiaries of Schlumberger launched and concluded a tender offer on three of its outstanding European bonds. The companies bought back $1.3 billion of principal of these bonds for a total cost of $1.5 billion, which includes the premium, and issuing and tender costs. The total charge on the tender was $168 million, of which $81 million was recorded in the second quarter when the first tender closed, with the balance to be recorded in the third quarter of this year. The interest savings generated by this re-financing are estimated at $46 million per annum.

•	On June 24, 2003, Schlumberger announced that certain of its subsidiaries signed a definitive agreement with a partnership led by Francisco Partners and Shah Management for the sale of the NPTest business unit. Cash proceeds from the sale will be $220 million and the transaction is expected to close in July. Loss on the sale of $12 million has been recorded as discontinued operations in the second quarter.

•	On July 16, 2003, certain subsidiaries of Schlumberger Limited signed a definitive agreement with Itron, Inc. (NASDAQ:ITRI) for the sale of its Electricity Metering business unit. Under terms of the agreement, Itron will pay $255 million in cash at closing. The transaction is subject to Hart-Scott-Rodino clearance, financing, and is expected to close before year-end. Schlumberger expects the transaction to result in a net after tax gain, which will be recorded as discontinued operations when the transaction closes.

•	The second quarter results included the recognition of the deferred gain of $14 million on the sale of the PIGAP II joint venture, which was part of the August 2001 sale of the gas compression business. Additionally, the results also include a $15 million after tax charge for a patent infringement settlement related to a business unit planned for sale.

Consolidated Statement of Income (Unaudited)

(Stated in thousands except per share amounts)

	Second Quarter		Six Months
For Periods Ended June 30	2003	2002	2003(5)	2002
Revenue
Operating	$3,515,653	$3,270,547	$6,801,864	$6,468,593
Interest and other income(1)	39,088	38,176	68,746	72,013

	3,554,741	3,308,723	6,870,610	6,540,606

Expenses
Cost of goods sold and services(2)	2,772,300	2,556,526	5,381,520	5,083,804
Research & engineering	149,051	154,631	299,002	304,156
Marketing	89,929	86,177	176,685	172,767
General	168,220	158,912	331,867	315,731
Debt extinguishment costs(3)	81,473	—	81,473	—
Interest	92,301	96,413	185,164	178,666

	3,353,274	3,052,659	6,455,711	6,055,124

Income from continuing operations before taxes and minority interest	201,467	256,064	414,899	485,482
Taxes on income	61,783	65,396	131,502	130,513

Income from continuing operations before minority interest	139,684	190,668	283,397	354,969
Minority interest(2)	2,671	(643)	6,920	(7,137)

Income from Continuing Operations	142,355	190,025	290,317	347,832
Income (Loss) from Discontinued Operations	(30,233)	6,010	(29,033)	20,675

Net Income	$112,122	$196,035	$261,284	$368,507

Diluted Earnings Per Share:
Income from Continuing Operations	$0.24	$0.33	$0.50	$0.60
Income (Loss) from Discontinued Operations	(0.05)	0.01	(0.05)	0.04

Net Income	$0.19	$0.34	$0.45	$0.64

Average shares outstanding	582,475	577,242	582,342	576,774
Average shares outstanding assuming dilution	589,024	581,445	586,502	581,275
Depreciation and amortization included in expenses(4)	$416,728	$387,680	$801,118	$746,599

1)	Includes interest income of:
•	Second quarter 2003—$13 million (2002—$20 million).
•	Six months 2003—$28 million (2002—$38 million).
2)	The first quarter of 2002 includes a $29 million charge (pretax $30 million and minority interest credit of $1 million) related to the financial/economic crisis in Argentina ($0.05 per share – diluted).
3)	Related to the repurchase of Euro denominated bonds ($0.14 per share – diluted).
4)	Including multiclient seismic data costs.
5)	Reclassified, in part, for comparative purposes.

Condensed Balance Sheet (Unaudited)

(Stated in thousands)

Assets	June 30, 2003	Dec. 31, 2002
Current Assets
Cash and short-term investments	$3,217,852	$1,736,016
Other current assets	5,790,491	5,449,424

	9,008,343	7,185,440
Fixed income investments, held to maturity	300,000	407,500
Fixed assets	4,448,867	4,663,756
Multiclient seismic data	976,760	1,018,483
Goodwill	4,412,867	4,229,993
Other assets	1,845,869	1,930,023

	$20,992,706	$19,435,195

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$4,492,882	$4,580,762
Estimated liability for taxes on income	645,895	625,058
Bank loans and current portion of long-term debt	2,321,944	1,135,533
Dividend payable	109,891	109,565

	7,570,612	6,450,918
Long-term debt	6,353,471	6,028,549
Postretirement benefits	580,306	544,456
Other liabilities	240,519	251,607

	14,744,908	13,275,530
Minority interest	547,433	553,527
Stockholders’ Equity	5,700,365	5,606,138

	$20,992,706	$19,435,195

Net Debt (Unaudited)

Net Debt represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Details of the Net Debt follows:

(Stated in millions)

Six Months	2003
Net Debt, beginning of period	$(5,021)
Net income from continuing operations	290
Debt extinguishment costs	81
Depreciation and amortization	801
Change in working capital	(485)
Capital expenditures	(550)
Dividends paid	(218)
Employee stock plans	100
Sale of Grant Prideco stock	106
Other	58
Translation effect on net debt	(320)

Net Debt, end of period	$(5,158)

(Stated in millions)

Components of Net Debt	June 30, 2003	Dec. 31, 2002
Cash and short-term investments	$3,218	$1,736
Fixed income investments, held to maturity	300	408
Bank loans and current portion of long-term debt	(2,322)	(1,136)
Long-term debt	(6,354)	(6,029)

	$(5,158)	$(5,021)

At June 30, 2003, both short-term investments and the current portion of long-term debt were increased by approximately $1.3 billion as the repurchase of certain European bonds with the proceeds of the convertible debentures was completed in July.

Business Review

(Stated in millions)	Second Quarter			Six Months
	2003(2)	2002	% chg	2003(2)	2002(2)	% chg
Oilfield Services
Operating Revenue	$2,127	$1,960	9%	$4,104	$3,863	6%
Pretax Operating Income(1)	$382	$347	10%	$697	$654	7%

WesternGeco
Operating Revenue	$306	$360	(15)%	$613	$745	(18)%
Pretax Operating Income (Loss)(1)	$(16)	$18	—	$(16)	$65	—

SchlumbergerSema
Operating Revenue	$840	$727	16%	$1,633	$1,433	14%
Pretax Operating Income(1)	$24	$4	—	$39	$4	—

Other(3)
Operating Revenue	$316	$291	8%	$597	$552	8%
Pretax Operating Income(1)	$14	$5	—	$16	$2	—

1)	Pretax operating income represents income before taxes and minority interest, excluding interest income, interest expense and amortization of intangibles.
2)	The second quarter of 2003 excludes $81 million of debt extinguishment costs. The first quarter of 2002 excludes an aggregate $30 million charge related to the financial/economic crisis in Argentina.
3)	Principally comprises the Cards, Terminals and Meters North America activities.

Oilfield Services

(Excluding WesternGeco)

Second quarter operating revenue of $2.13 billion increased 8% sequentially and 9% year-on-year. In comparison, the M-I rig count decreased 2% sequentially, but increased 19% year-on-year.

Pretax operating income of $382 million rose 21% sequentially and 10% year-on-year. The combination of increased activity in all Areas and continued cost reduction efforts across the organization resulted in the strong sequential improvement in pretax operating income.

North America

Revenue of $638 million increased 7% sequentially and 14% year-on-year as the M-I rig count decreased 6% sequentially, but increased 30% year-on-year. Pretax operating income of $92 million grew 26% sequentially and 20% year-on-year.

Record low gas storage levels in the US drove significant drilling activity in the US Land GeoMarket, which recorded strong year-on-year and sequential growth, while deep water Gulf of Mexico activity remained relatively flat. An extended winter campaign resulted in higher year-on-year activity in Canada, which decreased sequentially, due to spring break-up.

PowerDrive* sales continued strong in most GeoMarkets, and field trials of the PowerDrive Xceed* fully rotational steerable system in North America indicate that it can reduce drilling time by as much as 50 percent. DeepSTIM III, a fit-for-purpose stimulation vessel equipped with the latest advanced stimulation and information technology, was launched in the Gulf of Mexico in June. Well Services introduced Viscoelastic Diverting Acid* (VDA) treatments, an advanced acidizing system for carbonate formations which provides significantly improved results over previously used diversion-based acid treatment systems.

Latin America

Revenue of $349 million was up 20% sequentially and 12% year-on-year. In contrast, the M-I rig count increased 9% sequentially and 24% year-on-year. Pretax operating income of $59 million rose 74% sequentially and 60% year-on-year.

Record growth in Mexico reflected the continuing increase in Integrated Project Management activity in the Burgos basin and Chicontepec project to meet Mexico’s heightened demand for gas energy and light oil output. Increased activity in Central America and Latin America South, and the resumption of activity focused on restoring production in Venezuela also contributed to the strong second quarter performance.

All technology segments contributed to increased revenue during the quarter, with notable success for Drilling & Measurements activity utilizing geosteering and PowerDrive systems. Horizontal wells in Brazil were drilled and logged with GeoVISION* imaging tools to provide the unique benefit of steering wells in the optimum productive reservoir layer. Real-time integration of resistivity images with PERFORM* drilling optimization transmitted via InterAct* real-time communication enabled fast, lower risk well placement in complex intervals.

Europe/CIS/West Africa

Revenue of $615 million increased 5% both sequentially and year-on-year compared with the M-I rig count (excluding Russia) which dropped 1% sequentially and 10% year-on-year. Pretax operating income of $114 million grew 15% sequentially and 3% year-on-year.

In the North Sea, increased demand for Integrated Project Management, Well Completions & Productivity and Well Services led to strong sequential growth in the United Kingdom/Ireland GeoMarket. Additionally, Continental Europe, Western and Southern Africa posted year-over-year and sequential increases from demand, particularly in Well Services and Well Completions & Productivity. Russia grew year-on-year, however declined sequentially following strong sales of artificial lift equipment and stimulation services in the prior quarter. Overall improvement in the region was partially offset by continued slow activity in Nigeria.

Well Completions & Productivity continued to demonstrate its tubing conveyed perforating (TCP) expertise by offering highly differentiated solutions, such as the OrientXact* TCP gun orientation system that North Sea clients have used to improve productivity and prevent sand production in extended-reach and horizontal wells. OrientXact*, combined with PowerJet* shaped charge technology, has become a major commercial success in the North Sea. In the UK, multiple Drilling & Measurements contracts were also awarded in the second quarter.

Middle East & Asia

Revenue of $509 million increased 4% sequentially and 5% year-on-year as the M-I rig count rose 4% sequentially and 8% year-on-year. Pretax operating income of $134 million increased 16% sequentially and 12% year-on-year. The pretax increase partially reflected a gain of $4 million related to the sale of a rig.

Almost all GeoMarkets grew year-on-year, notably the Arabia GeoMarket where drilling activity increased. This was partially offset by declines in Brunei, Malaysia, the Philippines and the Persian Gulf. Sequential growth was led by China with strong demand for Wireline and Well Services. Well Completions & Productivity displayed impressive growth, including the award of the Cuulong contract, the first completions project for Schlumberger in Vietnam.

Several technologies were successfully introduced this quarter, including the Wireline Cased Hole Formation Resistivity tool in the Egypt and India GeoMarkets. Drilling & Measurements introduced PowerDrive Xceed in the Persian Gulf GeoMarket, and Well Services introduced VDA in the Arabia and India GeoMarkets. Drilling & Measurements also introduced PowerDrive Xtra rotary steerable services into different hole sizes including 6” slim holes, while delivering real-time well placement answers using VISION* Logging-While-Drilling services in combination with INFORM (integrated forward modeling) and Petrel workflow tools.

Highlights

•	Shell’s BMC-10 deepwater exploration well in Brazil used Schlumberger Directional Drilling, Logging While Drilling and Measurement While Drilling services in the final section of the well, producing several records including the deepest water depth drilled in Brazil, the deepest water depth drilled by Shell worldwide, and the fourth deepest water depth drilled worldwide.

•	Schlumberger Information Solutions (SIS) is integrating its advanced Merak Value and Risk management tools with Rose and Associates LLP’s risk estimating methodology to provide a seamless exploration and new venture value management workflow that enables customers to make optimum exploration decisions.

•	Schlumberger is providing Hocol, S.A. with remote real-time well pump monitoring and control service, including its new espWatcher* service, which delivers reliable and secure remote connectivity and viewing of Schlumberger Reda ESP variable speed drive controllers; remote satellite-based data acquisition; immediate alarm and alert callout notification; and remote pump start-up, speed control and resolution of pump problems.

•	Norway’s Revus Energy AS contracted SIS to provide Europe’s first Living Model* workflow solution to integrate new data, rapidly update understanding of the subsurface and reduce uncertainty, which are becoming increasingly important as the industry moves toward the true SmartField*.

WesternGeco

Revenue of $306 million was flat sequentially and decreased 15% year-on-year. Pretax operating loss of $16 million compared to a break-even in the first quarter of 2003 and a profit of $18 million in the second quarter last year.

The continued rationalization of Land seismic operations in North America and lower activity in the Middle East contributed to the year-on-year revenue decline, while sequential results were impacted by increased Marine activity in Europe, Caspian and Middle East, offset by seasonal declines in multiclient sales in North and South America and West Africa, and the end of the Land acquisition winter season in Alaska. Both sequential and year-on-year pretax results were negatively impacted by lower sales of the multiclient library in North America, partially offset by the restructuring and cost-cutting initiatives that were implemented in the second quarter.

Including multiclient pre-commitments, the total backlog at the end of the second quarter stood at $291 million. The Marine seismic backlog is strong in Mexico, Asia/Pacific and Europe, with the North Sea fully booked for the 2003 season. Land backlog is still strong in the Middle East, and Data Processing remains steady. Q-Marine utilization will increase during Q3, with the majority of the working Q-equipped fleet employed on third-party contract work.

Q technology revenue increased in the second quarter, with several new contracts underway, including a multiproject Q-Marine contract covering three ExxonMobil assets in West Africa, the Gulf of Mexico and the North Sea. WesternGeco has begun to license reservoir quality Q data – which show details invisible on conventional 3D seismic – as part of a highly focused multiclient program over some of the most prospective acreage in the Gulf of Mexico.

SchlumbergerSema

Operating revenue of $840 million in the second quarter increased 6% sequentially and 16% year-on-year. The improvements are mainly due to the strengthening of the European currencies against the US dollar, with a positive impact of $15 million sequentially and $94 million year-on-year. Besides the currency impact, the year-on-year growth was mainly due to expanding activity in the Public Sector in the UK.

Consulting & Systems Integration revenue was 8% higher sequentially and 16% higher year-on-year, reflecting the stronger currencies in Europe. Network Information Solutions revenue improved 3% sequentially and 22% year-on-year. The year-on-year increase was mainly due to the effect of the strengthened Euro coupled with a new contract in UK for the Department of Work and Pensions.

The Energy segment revenue of $197 million grew 4% sequentially, demonstrating progress that SchlumbergerSema is making in this industry. Illustrating this breakthrough is the signature of a strategic contract with a leading electricity/utility company in France; the selection by Perenco, an independent upstream oil and gas company based in London and Paris, of the Schlumberger DeXa.Net Remote Connectivity solution to link all its offshore and land-based facilities across West Africa; and the award by Petrobras Rio of a two-year desktop support outsourcing contract. Additionally, a partnership was signed with Hewlett-Packard to jointly pursue opportunities in the Americas for Oil & Gas.

Pretax operating income of $24 million increased $10 million, or 65%, sequentially and $21 million year-on-year. The year-on-year improvement reflected significant indirect cost reduction programs carried out throughout 2002 particularly in North America and Asia, coupled with higher profitability on North American contracts.

Europe, Middle East and Africa

Revenue of $658 million increased 9% sequentially and 19% year-on-year. Both year-on-year and sequential revenue growths reflected the positive impact of the European currencies strongly appreciating against the US dollar.

Additionally, the UK also contributed to the overall improvement due to new Public Sector contracts such as Department of Work and Pensions, Department of Trade and Industry, and in the Transport segment in the UK for the Government Vehicle and Operator Services Agency, and Network Rail. Lackluster activity in France, mostly due to the decline in the French IT services industry leading to an overcapacity of consulting and systems integration specialists, coupled with a depressed market in Germany and Eastern Europe, principally in Telecom, partially offset the Area’s yearly improvement. Furthermore, due to overcapacity in the IT market, Sweden GeoMarket activity decreased significantly, mainly in Telecom and Systems Integration.

Pretax operating income of $25 million increased $12 million, or 87%, sequentially, but decreased 25% year-on-year. Despite revenue increasing over last year, pretax operating income decreased mainly in Sweden and France, suffering from lower daily fee rates on System Integration contracts and overcapacity. The sequential profitability increase was primarily due to contracts in the UK, and in Nigeria for the African Games.

North and South America

Revenue of $132 million decreased 3% sequentially and 7% year-on-year, mostly due to an overall sluggish IT services environment, as well as the deliberate exiting of certain unprofitable segments, principally in Telecom. Energy remained the main Area contributor, and there was strong growth in the Public Sector.

Pretax operating income of $4 million decreased $1 million sequentially, but increased $17 million from a loss of $14 million year-on-year. Despite revenue decreasing year-on-year, pretax operating income increased mainly due to systematic cost cutting programs carried out in North America. In addition, the Area experienced gross margins improvement year-on-year as a result of an intensified focus on profitable projects.

Asia

Revenue of $51 million decreased 3% sequentially and 2% year-on-year. The decreases are mainly due to the impact of SARS, which significantly affected the activity during the quarter with project reductions and postponements, and partially due to lower activity in Japan.

Pretax operating income of $7 million decreased $3 million sequentially, but increased $4 million year-on-year. Despite the decline in revenue year-on-year, Asia operating income increased mainly due to indirect cost savings and improved gross margins. The sequential decline is mainly due to lower activity in Japan and the exceptional release of employee-related cost accruals during the first quarter.

Telecom Products

Revenue of $17 million increased 34% sequentially, but decreased 25% year-on-year. Sequentially, the revenue increase was mainly due to higher billing systems maintenance and support contracts coupled with higher messaging contracts.

Pretax operating loss of $3 million improved by $2 million sequentially and $3 million year-on-year. Despite a lower activity level, the improvement came as a consequence of reductions in R&E centers in France and North America.

Highlights

•	As a result of the energy market deregulation in Belgium, SchlumbergerSema and INTER-REGIES have set up an innovative IT-based clearing house system that will provide secure exchange and processing of information between key energy market players.

•	SchlumbergerSema signed an agreement with Sprint to provide systems integration, data migration and network inventory management services over the next four years to support Sprint’s migration from a circuit-switched telephone network to a packet network.

•	Gartner, Inc. ranked SchlumbergerSema among the fastest growing companies in its “Worldwide Top 25 IT Management Services Vendors” report, with SchlumbergerSema emerging as the second-fastest growing company among the leading ten companies on the list.

Other

Revenue for Cards of $162 million increased 10% sequentially and was flat year-on-year. The sequential increase was mostly due to Mobile Telecom activity in Asia, with over 28 million cards shipped during the quarter, and higher banking cards deliveries in the UK and in Belgium.

Pretax operating income for Cards was $8 million compared to $500,000 in the first quarter 2003 and $7 million last year.

About Schlumberger

Schlumberger is a global oilfield and information services company with major activity in the energy industry. The company employs 78,000 people of more than 140 nationalities working in 100 countries and comprises three primary business segments. Schlumberger Oilfield Services is the world’s premier oilfield services company supplying a wide range of technology services and solutions to the international oil and gas industry. WesternGeco, jointly owned with Baker Hughes, is the world’s largest and most advanced surface seismic company. SchlumbergerSema is a leading supplier of IT consulting, systems integration, and network and infrastructure services to the energy industry, as well as to the public sector, telecommunications and finance markets. In 2002, Schlumberger operating revenue was $13.2 billion. For more information, visit www.slb.com.

* Mark of Schlumberger

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For more information, please contact:
Christian Lange, Investor Relations Director	Paulo Loureiro, Investor Relations Manager
+1-212-350-9405	+1-212-350-9432
lange@new-york.sl.slb.com	ir-nam@slb.com